AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 15, 1996, among UST CORP., a Massachusetts corporation (the "Seller"), UST BANK/CONNECTICUT, a Connecticut state-chartered bank and trust company and wholly owned subsidiary of the Seller (the "Target Bank"), HUBCO, INC., a New Jersey corporation (the "Parent") and LAFAYETTE AMERICAN BANK AND TRUST COMPANY, a Connecticut state-chartered bank and trust company and wholly owned subsidiary of the Parent ("Lafayette").

                                  WITNESSETH:

     WHEREAS, the respective Boards of Directors of the Seller and the Parent hereto have determined that it is in the best interests of their respective companies and shareholders that the Target Bank be merged with and into Lafayette, upon the terms and conditions set forth herein (the "Merger"); and

     WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                    DEFINITIONS AND RULES OF INTERPRETATION

1.1   DEFINITIONS.

     "Accrued Interest" shall mean the interest or dividends that have accrued but not been paid or credited on the Deposit Liabilities.

     "Actions" shall have the meaning specified in Section 4.8 hereof.

     "Adjusted Tier 1 Capital" shall mean, at the time of reference, "Tier 1 Capital", as such term is defined as of the date hereof in Part 325 of the FDIC Rules and Regulations, calculated for the Target Bank in accordance with the accounting principles used in the preparation of the Call Report for the period ended June 30, 1996 minus the deferred tax asset reflected at the time of reference on the books of the Target Bank.


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     "Affiliate" shall mean as to any Person, a Person controlled by, controlling or under common control with, the former Person, or a director, officer, partner, joint venturer or member of the former Person or the latter Person.

     "Bank Employees" shall have the meaning specified in Section 6.6(a) hereof.

     "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

     "Business Combination" shall have the meaning specified in Section 6.7 hereof.

     "Call Reports" shall mean those periodic consolidated reports of income and condition on Form FFIEC 033 (or on any predecessor form) filed by the Target Bank with the FDIC as of December 31, 1993, 1994 and 1995 and June 30, 1996 and for the periods then ended, and as of and for the periods ending after June 30, 1996.

     "Certificate of Merger" shall have the meaning specified in Section 2.2 hereof.

     "Charter" shall mean the articles or certificate of incorporation, statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

     "Closing" shall mean the consummation of the transactions contemplated by the Agreement.

     "Closing Adjustment Documents" shall have the meaning specified in Section 3.3(a) hereof.

     "Closing Date" shall mean the time and date specified pursuant to Section 3.2(a) hereof as the time and date on which the parties hereto shall consummate the transactions contemplated herein.

     "Closing Date Balance Sheet" shall have the meaning specified in Section 3.3(a) hereof.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

     "Commissioner" shall mean the Banking Commissioner of the State of Connecticut.

     "Confidentiality Agreement" shall mean that certain letter agreement dated July 22, 1996 between the parties hereto.

     "Consolidated Tax" shall have the meaning specified in Section 4.17 hereof.

     "Conversion Period" shall have the meaning specified in Section 6.11 hereof.

     "Damages" shall mean, in respect of any obligation to indemnify any person pursuant to the terms of this Agreement, any and all losses, claims, damages, liabilities, obligations, judgments, settlements, awards, demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing such right of indemnification against any indemnitor or with respect to any appeal) and penalties and interest, if any, but shall not include any such amounts for which the indemnified party receives payment from a third party (including insurers) or any such amounts for which the Target Bank has recorded a specifically allocated reserve.

     "Deposits" shall mean, as of the date of determination, the deposits (as such term is defined under Section 3(l) of the FDIA) with respect to accounts which are booked at the Target Bank, including without limitation, deposits in accounts maintained pursuant to IRAs and Keogh Plans.

     "Deposit Liabilities" shall mean the obligation to pay the principal balances of, and Accrued Interest on, all accounts relating to the Deposits substantially in accordance with the terms and provisions of the contracts or relationships by which such accounts were created or as otherwise required by applicable laws, regulations, rulings and orders.

     "Deposit Premium" shall mean seven percent (7%) of the amount of the Deposit Liabilities as of the close of business on the date hereof, as reflected in a statement from the Seller to the Parent delivered within ten
(10) business days after the date hereof.

     "Disagreement" shall have the meaning specified in Section 3.3(b) hereof.

     "Effective Time" shall have the meaning specified in Section 2.2 hereof.

     "Equity Investment" shall have the meaning set forth for such term as of the date hereof in the FDIC's rules and regulations regarding activities and investments of insured state banks at 12 C.F.R. ss.362.2(k).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

     "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) under common control with the Target Bank within the meaning of
Section 414(b), (c), (m) or (o) of the Code.

     "Estimated Purchase Price" shall have the meaning specified in Section 3.1(a) hereof.

     "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Independent Accounting Firm" shall mean any "Big Six" accounting firm or its successor (other than the respective independent public accountants of each of the Parent and the Seller).

     "JMS Loan" shall mean Loan #16-1-5841879-501-1 extended by the Target Bank to the Borrower named therein.

     "Material Adverse Effect" shall mean, when used with respect to any Person, a material adverse effect on the business, operations, results of operations or financial condition of such Person; provided, however, that changes in the business, operations, results of operations or financial condition of a Person resulting directly or indirectly from changes in law, regulations or generally accepted accounting principles (or interpretations of any thereof), changes in the general level of market interest rates, or changes in the economic, financial or market conditions affecting the banking industry generally in the regions in which the Target Bank operates, shall not constitute a Material Adverse Effect.

     "Measurement Date" shall have the meaning specified in Section 3.1(b) hereof.

     "Measurement Date Balance Sheet" shall have the meaning specified in
Section 3.1(c) hereof.

     "Measurement Date Capital" shall have the meaning specified in Section 3.1(b) hereof.

     "Merger" shall have the meaning specified in the preamble hereto.

     "Notice of Disagreement" shall have the meaning specified in Section 3.3(b) hereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Parent's Financial Statements" shall have the meaning specified in
Section 5.7(a) hereof.

     "Person" shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.

     "Plan" shall have the meaning assigned to such term in Section 4.16 hereof.

     "Public Announcement" shall mean an oral or written press release, public announcement or public information disclosure by the Seller, the Target Bank, the Parent and/or Lafayette relating to the Merger or the other transactions contemplated hereby.

     "Purchase Price" shall mean the consideration to be paid by Lafayette to the Seller in consideration for the Merger, which shall be in the amount set forth in Section 3.1(a) hereof.

     "Rights" shall mean warrants, options, rights, convertible securities, calls, understandings and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock.

     "Services" shall have the meaning specified in Section 6.11 hereof.

     "subsidiaries" shall mean, when used with reference to a Person, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such Person for financial reporting purposes.

     "Surviving Bank" shall have the meaning specified in Section 2.1 hereof.

     "Total Loans" shall mean total loans and leases net of unearned income as would be reported on Schedule RC-C of a Call Report in the event that such a report were prepared as of the date of determination.

1.2   RULES OF INTERPRETATION.

     The following rules shall be used in interpreting this Agreement:

     (a) The singular includes the plural and the plural includes the singular.

     (b) A reference to any law includes any amendment or modification to such law.

     (c) The Seller and the Target Bank shall collectively be deemed to be one party, and the Parent and Lafayette or the Parent and the Surviving Bank shall collectively be deemed to be another.

     (d) The words "include", "includes" and "including" are not limiting.

     (e) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

                                   ARTICLE 2.
                                   THE MERGER

2.1   THE MERGER.

      Subject to the terms and conditions of this Agreement, in accordance with
Section 36a-125 of the Banking Law of Connecticut, at the Effective Time (as such term is defined below), the Target Bank shall merge with and into Lafayette. Lafayette shall be the surviving corporation (hereinafter sometimes call the "Surviving Bank") in the Merger, and shall continue its corporate existence under the laws of the State of Connecticut as a wholly owned subsidiary of the Parent. The name of the Surviving Bank shall continue to be Lafayette American Bank and Trust Company. Upon consummation of the Merger, the separate corporate existence of the Target Bank and Lafayette shall be continued by and in the Surviving Bank, and the separate corporate existence of the Target Bank shall terminate. Schedule 2.1 to this Agreement lists (a) the main office of the Surviving Bank, (b) the minimum and the maximum number of directors of the Surviving Bank as permitted by its By-Laws, and (c) the amount of the capital stock, the number of shares, the par value and the amount of surplus of the Surviving Bank (which as set forth in Section 2.4 hereof shall be the capital stock of Lafayette).

2.2   EFFECTIVE TIME.

      The Merger shall become effective as set forth in a certificate executed by Lafayette and the Target Bank (the "Certificate of Merger") which shall be filed with the Secretary of State of the State of Connecticut on the Closing Date, together with the Commissioner's approval of the Merger. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger. Following the execution of this Agreement, the Target Bank and Lafayette shall, if required or advised to do so by applicable regulatory authorities, execute and deliver a simplified or supplemental merger agreement, both in form and substance reasonably satisfactory to the parties hereto and consistent with the terms hereof, for delivery to the Secretary of State of the State of Connecticut and the Commissioner in connection with the approval of the Merger by the regulatory authorities.

2.3  EFFECTS OF THE MERGER.

     At and after the Effective Time, the Merger shall have the effects set forth in Section 36a-125(g) of the Banking Law of Connecticut.

2.4  CAPITAL STOCK; RIGHTS.

     Each share of the capital stock of Lafayette, which is issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding after the Merger as shares of the capital stock of the Surviving Bank and shall constitute all of the issued and outstanding shares of the Surviving Bank. All Rights to Lafayettes' capital stock which have been issued prior to the Effective Time shall likewise become Rights to the capital stock of the Surviving Bank from and after the Effective Time. Each share of the capital stock of the Target Bank shall no longer be outstanding after the Effective Time but shall ipso facto be converted into the right to receive a pro-rata share of the Purchase Price, and such shares shall be automatically cancelled and shall cease to exist, and each certificate previously representing any shares of the capital stock of the Target Bank and all Rights to shares of the capital stock of the Target Bank shall be surrendered to the Surviving Bank as soon as practicable after the Effective Time and cancelled and no stock of the Surviving Bank or other consideration (other than the payment in full of the Purchase Price to the Seller) shall be delivered in exchange therefor.

2.5  CERTIFICATE OF INCORPORATION.

     At the Effective Time, the Certificate of Incorporation of Lafayette, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Bank.

2.6   BY-LAWS.

      At the Effective Time, the By-Laws of Lafayette, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Bank until thereafter amended in accordance with applicable law.

2.7   DIRECTORS AND OFFICERS.

      The directors and officers of Lafayette immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Bank until their respective successors are duly elected or appointed and qualified.

2.8  TAX CONSEQUENCES.

     The parties hereto agree to cooperate in the allocation of the Purchase Price amongst the assets of the Target Bank and shall report on their respective Tax Returns (as such term is defined in Section 6.10 hereto) in a manner consistent with such allocation.

                                   ARTICLE 3.
                               THE PURCHASE PRICE

3.1  PURCHASE PRICE.

     (a) In consideration of the Merger, at the Effective Time, each share of capital stock of the Target Bank shall be converted into the right to receive its pro-rata share of the "Purchase Price" defined below, and the Parent shall cause Lafayette to pay, and Lafayette agrees that it shall pay, to the Seller a purchase price (the "Purchase Price") in an amount equal to the sum of (i) Adjusted Tier 1 Capital as of the Closing Date plus (ii) the Deposit Premium minus (iii) the amount (if any) by which the Target Bank's allowance for loan and lease losses on the Closing Date is less than three percent (3%) of Total Loans on such date. An estimate of the Purchase Price shall be payable in cash on the Closing Date in accordance with Section 3.1(b) below (such amount to be paid on the Closing Date being herein referred to as the "Estimated Purchase Price").

     (b) On the Closing Date, Lafayette shall pay to the Seller an amount in cash equal to the sum of (i) the Target Bank's Adjusted Tier 1 Capital as of the close of business on the last day of the calendar month immediately preceding the Closing Date (the "Measurement Date"), which calculation shall be based upon the figures set forth in the Measurement Date Balance Sheet (as such term is defined below) and shall be increased or decreased to take into account and reflect any and all transactions and adjustments contemplated by Schedule
6.3 hereto or otherwise completed at any time prior to or as of the close of business on the Measurement Date (such total amount of increased or decreased Adjusted Tier 1 Capital calculated as of the Measurement Date being referred to herein as the "Measurement Date Capital") plus (ii) the Deposit Premium minus
(iii) the amount (if any) by which the Target Bank's allowance for loan and lease losses on the Measurement Date is less than three percent (3%) of Total Loans on such date.

     (c) On the third business day prior to the Closing Date, the Seller shall deliver to the Parent (i) an unaudited consolidated balance sheet of the Target Bank as of the close of business on the Measurement Date (the "Measurement Date Balance Sheet"), which Measurement Date Balance Sheet shall be prepared in accordance with the accounting principles used in the preparation of the Call Report for the six (6) months ended June 30, 1996, except that all accounts between the Target Bank on the one hand and the Seller or any of the Seller's other Affiliates on the other hand shall be closed and settled to the extent practicable, (ii) a schedule calculating the Measurement Date Capital, and
(iii) a calculation of the Estimated Purchase Price based upon the foregoing.

3.2  CLOSING DATE.

     (a) The exchange of documents and other actions comprising the consummation of the Merger shall occur at such place and on such date as shall be mutually agreeable to the parties hereto, which date shall be within five
(5) business days after the last of the conditions precedent set forth in
Article 7 hereof has been satisfied or properly waived or such other date as the parties hereto shall agree or, in the absence of such an agreement, at the close of business on such fifth business day.

     (b) On the Closing Date, the following actions shall be taken:

        (i) Lafayette shall pay the Estimated Purchase Price to the Seller by wire transfer of immediately available federal funds to such bank account in the United States of America as the Seller shall designate at least two (2) business days prior to the Closing Date;

       (ii) the Target Bank and Lafayette shall file the Certificate of Merger with the Secretary of State of the State of Connecticut; and

      (iii) Each party shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required under Article 7 hereof.

3.3   ADJUSTMENT TO ESTIMATED PURCHASE PRICE.

      (a) As soon as reasonably practicable following the Closing Date, and in no event more than ten (10) business days thereafter, the Seller shall prepare and deliver to the Parent (i) an unaudited consolidated balance sheet of the Target Bank as of the close of business on the Closing Date (the "Closing Date Balance Sheet"), which Closing Date Balance Sheet shall be prepared in accordance with the accounting principles used in the preparation of the Call Report for the six (6) months ended June 30, 1996, except that accounts between the Target Bank on the one hand and the Seller or any of the Seller's other Affiliates on the other hand shall be closed and settled to the extent practicable, (ii) a schedule calculating the Target Bank's Adjusted Tier 1 Capital as of the Closing Date, and (iii) a calculation of the Purchase Price based upon the foregoing (collectively, the "Closing Adjustment Documents").

      (b) Within ten (10) business days after delivery of the Closing Adjustment Documents to the Parent, the Parent may dispute all or any portion of the Closing Adjustment Documents and the calculation of the Purchase Price by giving written notice (a "Notice of Disagreement") to the Seller setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If the Parent does not give a Notice of Disagreement in accordance with the provisions of the first sentence of this Section 3.3(b) within the ten (10) business day period set forth therein, the Parent shall be deemed to have irrevocably accepted the Closing Adjustment Documents and the calculation of the Purchase Price in the form delivered to the Parent by the Seller.

      (c) If the Parent shall deliver a Notice of Disagreement to the Seller within such ten (10) day period and the Seller shall not dispute all or any portion of such Notice of Disagreement by giving written notice to the Parent setting forth in reasonable detail the basis for such dispute within five (5) business days following the delivery to the Seller of such Notice of Disagreement, the Seller shall be deemed to have irrevocably accepted the Closing Adjustment Documents and the calculation of the Purchase Price as modified in the manner described in the Notice of Disagreement. If the Seller disputes all or any portion of the Notice of Disagreement within the five (5) business day period described in the previous sentence, and within five (5) business days following the delivery to the Parent of the notice of such dispute the Parent and the Seller do not resolve the Disagreement, such Disagreement shall be referred to an Independent Accounting Firm mutually selected by the Parent and the Seller for a resolution of such Disagreement in accordance with the terms of this Agreement. If the Seller and the Parent do not immediately agree on the selection of an Independent Accounting Firm, their respective independent public accountants shall immediately select such firm. The determinations of such firm with respect to any Disagreement shall be final and binding upon the parties and the amount so determined shall be used to complete the final Closing Adjustment Documents and to make the final calculation of the Purchase Price. The Independent Accounting Firm will render its determination as soon as practicable after referral of the Disagreement to such firm, and each of the parties shall cooperate with such firm and provide such firm with reasonable access to the books, records, personnel and representatives of it and its subsidiaries and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 3.3(c) shall be paid by Lafayette, if the Independent Accounting Firm agrees with the position asserted by the Seller; shall be paid by the Seller, if the Independent Accounting Firm agrees with the position asserted by Lafayette or shall be split evenly by Lafayette and the Seller if the Independent Accounting Firm does not agree with either Lafayette or the Seller.

      (d) Following the final completion of the Closing Adjustment Documents and related final determination of the Purchase Price, all in accordance with the provisions of Sections 3.3(a) through 3.3(c) above, (i) Lafayette shall promptly pay to the Seller the amount by which the Purchase Price exceeds the Estimated Purchase Price, or (ii) the Seller shall promptly pay to Lafayette the amount by which the Estimated Purchase Price exceeds the Purchase Price, as the case may be, such payment to be made in immediately available federal funds and without interest to such bank account in the United States of America as the Seller or the Parent, as applicable, shall designate.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                         OF THE SELLER AND TARGET BANK

      Each of the Seller and the Target Bank represents and warrants to the Parent and Merger Sub as follows:

4.1   ORGANIZATION, STANDING AND AUTHORITY OF THE SELLER.

      The Seller is a duly organized corporation, validly existing and in corporate good standing under the laws of the Commonwealth of Massachusetts and is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act and has all requisite corporate power, rights and authority to own and lease its properties and assets and to carry on its business as now being conducted.

4.2   ORGANIZATION, STANDING AND AUTHORITY OF THE TARGET BANK.

      (a) The Target Bank is a bank and trust company duly organized and validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power, rights and authority and all necessary federal and state authorizations to own and lease its properties and assets and to carry on its business as now being conducted. The deposits of the Target Bank are insured by the FDIC's Bank Insurance Fund in accordance with the FDIA, and the Target Bank has paid all assessments and filed all reports required by the FDIA.

      (b) Except as set forth on Schedule 4.2 hereto, the Target Bank has no subsidiaries and no Equity Investments. To the knowledge of the Seller, each of the Target Bank's subsidiaries is a duly organized corporation, validly existing and in corporate good standing under the laws of the state of its incorporation and has all requisite corporate power, rights and authority to own and lease its properties and assets and to carry on its business as now being conducted.

      (c) Copies of the Charter and By-Laws of the Target Bank and each of its subsidiaries, as amended to the date hereof and as currently in effect, have been made available to the Parent and are true and complete.

4.3   AUTHORIZED AND EFFECTIVE AGREEMENT.

     (a) Each of the Seller and the Target Bank has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement (except that, with respect to the Target Bank, the authority to consummate the Merger shall be granted prior to the Closing Date). The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been (or, in the case of the Target Bank, will have been prior to the Closing Date) duly and validly authorized by all necessary corporate action in respect thereof on the part of the Seller and the Target Bank. This Agreement constitutes a legal, valid and binding obligation of the Seller and the Target Bank, enforceable against each such Person in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

      (b) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby nor compliance by the Seller or the Target Bank with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Charter or By-Laws of the Seller or the Target Bank, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or asset of the Target Bank pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller or the Target Bank.

      (c) Except as set forth in Section 6.1 hereto and except for consents, approvals, filings, notices or registrations the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect on the Target Bank or prevent the consummation of the Merger, no consents or approvals of, notices to, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of or notices to any third parties are necessary, in connection with the execution and delivery of this Agreement by the Seller or the Target Bank or the consummation of the Merger.

4.4   CAPITAL STRUCTURE OF THE TARGET BANK.

      (a) The authorized capital stock of the Target Bank consists solely of 598,873 shares of common stock, par value $5.00 per share. As of the date hereof, there were 518,661 shares of the Target Bank's common stock issued and outstanding. There are no outstanding Rights with respect to the Target Bank's capital stock. All issued and outstanding shares of capital stock of the Target Bank have been duly authorized and are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Target Bank were issued in violation of any preemptive rights.

      (b) The Seller is the lawful beneficial owner of all of the issued and outstanding shares of capital stock of the Target Bank free and clear of all liens, security interests, claims, charges, encumbrances, restrictions, Rights, voting trusts and other voting agreements or commitments of any kind.

4.5   CALL REPORTS; OTHER FINANCIAL MATTERS.

      (a) The Call Reports comply in all material respects with the rules, regulations and instructions applicable to the preparation thereof. The Target Bank has filed all Call Reports required to have been filed by it with the FDIC for periods ending prior to the date hereof. The balance sheets included in the Call Reports fairly present the financial position of the Target Bank as of the dates indicated, and the statements of income included in the Call Reports fairly present the results of operations of the Target Bank for the periods then ended, in conformity with regulatory accounting principles generally applicable to depository institutions such as the Target Bank, applied on a consistent basis except as disclosed therein and, in the case of interim statements, subject to normal year-end adjustments.

      (b) The information set forth on Schedule 4.5 hereto is correct in all material respects as of the dates indicated therein.

4.6   MATERIAL ADVERSE CHANGE.

      Since June 30, 1996, except as otherwise expressly contemplated by this Agreement, there has not been:

      (a) any change or event which, individually or in the aggregate, has had, or which the Seller reasonably expects could have, a Material Adverse Effect on the Target Bank;

      (b) any incurrence by or subjection of the Target Bank to any material obligation or liability (whether fixed, accrued or contingent) or commitment not referred to in this Agreement or any Schedule hereto, except such obligations or liabilities as may be incurred in the ordinary course of business;

      (c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Target Bank;

      (d) any acquisition of all or any portion of the assets of any other Person or any sale or other disposition of all or any material portion of the Target Bank's assets, other than in the ordinary course of business; or

      (e) any material loss, destruction or damage to any property of the Target Bank, whether or not insured.

4.7   ABSENCE OF UNDISCLOSED LIABILITIES.

      The Target Bank and its subsidiaries do not have any liabilities (as such term is used under generally accepted accounting principles), contingent or otherwise (including any loss contingencies that under generally accepted accounting principles would be required to be reflected on its balance sheet or any footnotes thereto), that individually or in the aggregate would be material to the Target Bank except as set forth on Schedule 4.7 hereto or as disclosed in the Call Reports.

4.8   LEGAL PROCEEDINGS.

      Except as disclosed on Schedule 4.8 hereto, there are no pending, or to the knowledge of the Seller, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature ("Actions") against the Target Bank, and there are no Actions (regardless of materiality) against the Target Bank which, if adversely determined, would prevent the Target Bank from consummating the Merger. There are no pending or, to the knowledge of the Seller, threatened, Actions against the Seller which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on the Target Bank or prevent the Seller or the Target Bank from performing their obligations under this Agreement.

4.9   LICENSES, FRANCHISES AND PERMITS; COMPLIANCE WITH LAWS.

      The Target Bank holds all licenses, franchises, permits and authorizations required for the lawful conduct of its business except where the failure to so hold any such license, franchise, permit or authorization would be immaterial to the Target Bank. The Target Bank is in compliance with all laws, statutes, orders, rules and regulations, and published policies or guidelines of any federal, state or local government authority applicable to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Target Bank.

4.10  BROKERS AND FINDERS.

      Neither the Seller nor the Target Bank, nor any of their respective officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except for the fees incurred in connection with the engagement of Fox-Pitt, Kelton Inc., and except for legal, accounting and other professional fees payable in connection with the Merger. The Seller will be responsible for the payment of all such fees. The Target Bank has not paid, nor will it pay for, any such fees.

4.11  PROPERTIES.

      Schedule 4.11 hereto sets forth a true and complete list of all real property owned, leased or operated by the Target Bank (including all of the Target Bank's branches and all of the Target Bank's properties acquired by foreclosure proceedings in the ordinary course of business) as of the date hereof. The subsidiaries of the Target Bank do not own any assets. The Target Bank directly or indirectly through its subsidiaries has good and marketable title, free and clear of all liens, encumbrances or charges, to all of the properties and assets, real and personal, reflected on the balance sheet included in the June 30, 1996 Call Report or acquired after such date, except
(a) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings, (b) pledges to secure deposits and other liens incurred in the ordinary course of the Target Bank's business, (c) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (d) dispositions and encumbrances for adequate consideration in the ordinary course of business or as expressly permitted by the terms of this Agreement after June 30, 1996. The Target Bank has not received any notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation, or requirement relating to its properties. The Target Bank is not in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute a default, under any leases pursuant to which the Target Bank leases any real property, except for such defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by any such lease or would not result in a material liability to the Target Bank which is not reflected in the June 30, 1996 Call Report. All such leases constitute legal, valid and binding obligations of the Target Bank and, to the knowledge of the Target Bank, the other party thereto, enforceable by the Target Bank in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies. The Target Bank has not received notice of, or made a claim with respect to, any breach or default under any leases pursuant to which the Target Bank leases any real property.

4.12  AGREEMENTS WITH BANKING AUTHORITIES.

      The Target Bank is not a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits, which restricts the conduct of its business or in any manner relates to its capital adequacy, credit policies, management or overall safety and soundness, and neither the Target Bank nor the Seller has received written notification from any such federal or state governmental entity that the Target Bank may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order. The Target Bank was a party, however, to a certain Stipulation and Agreement dated June 3, 1991 with the Commissioner, a copy of which, together with all amendments thereto, have been furnished to the Parent, which agreement was terminated in the third quarter of 1995, and the Target Bank is no longer bound by such agreement in any respect.

4.13  CERTAIN CONTRACTS.

      Other than in connection with loans, loan commitments, letters of credit and other similar agreements extended or entered into in the ordinary course of the banking business, on the date hereof, the Target Bank is not a party to any agreement, other than agreements disclosed in Schedule 4.13 hereto or otherwise expressly permitted under the terms of this Agreement, pursuant to which the Target Bank may be required to expend in excess of $100,000 in any twelve-month period. On the date hereof, except as set forth on Schedule 4.13 hereto, the Target Bank is not a party to any agreement, arrangement or commitment relating to the employment, election, retention in office or severance of any present or former director or officer of the Target Bank. Schedule 4.13 sets forth a true and complete list as of the date of this Agreement of all agreements entered into by the Target Bank with the Seller or any Affiliate thereof.

4.14  MATERIAL CONTRACT DEFAULTS.

      The Target Bank is not in any material default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute such a material default, under any of the agreements, commitments or other instruments referred to on Schedule 4.13 hereto. All of the agreements, commitments or other instruments referred to on Schedule 4.13 hereto constitute legal, valid and binding obligations of the Target Bank and, to the knowledge of the Target Bank, the other parties thereto, enforceable by the Target Bank in accordance with their respective terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

4.15  INSURANCE.

      The Seller has made available to the Parent copies of polices relating to insurance maintained by the Seller or the Target Bank with respect to the Target Bank's properties and the conduct of the Target Bank's business.

4.16  EMPLOYEE BENEFIT PLANS.

      (a) Except as described on Schedule 4.16 hereto, the Target Bank does not maintain or contribute to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option or any other fringe benefit plan, agreement, arrangement or practice. Schedule 4.16 hereto sets forth a true and complete list of each plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained by the Target Bank or any ERISA Affiliate (each, a "Plan"). Each Plan is and has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Except as set forth on
Schedule 4.16 hereto, since September 26, 1980, neither the Target Bank nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA).

      (b) The present value of all accrued benefits under each Plan which is subject to Title IV of ERISA did not, as of the latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, based upon the actuarial assumptions currently utilized for such Plan. Full payment has been made of all amounts which the Target Bank or any ERISA Affiliate is required under the terms of all Plans to have paid as contributions or premiums to or in respect of such Plans as of the last day of the most recent fiscal year of each such Plan ended prior to the date hereof. To the knowledge of the Seller, all expenses relating to contributions or premiums due and owing with respect to the Plans have been properly accrued and reflected in the Call Reports as of the date of such Call Reports. To the knowledge of the Seller, none of the Plans has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Plan ended prior to the date hereof.

      (c) To the knowledge of the Seller, neither the Target Bank nor any ERISA Affiliate has engaged in a transaction in connection with which the Target Bank or any such ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax liability imposed by Section 4975 of the Code. To the knowledge of the Seller, no liability under Title IV of ERISA has been incurred either directly or indirectly by the Target Bank or any ERISA Affiliate, other than liability for premiums to the PBGC, that has not been satisfied in full. There is no pending or, to the knowledge of the Seller, threatened claim against or otherwise involving any Plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any Plan (other than routine claims for benefits), nor is there any pending or, to the knowledge of Seller, threatened claim by or on behalf of any of the Plans.

      (d) Except as set forth on Schedule 4.16 hereto, to the knowledge of the Seller, there are no unfunded obligations under any Plan providing benefits after termination of employment to any employee of the Target Bank (other than continuation of health coverage as required by Part 6 of Title I of ERISA).

4.17  TAXES AND TAX RETURNS.

      The Target Bank has duly filed in correct form all federal, state, and, to the knowledge of the Seller, local information returns and tax returns, required to be filed by the Target Bank (all such returns being accurate and complete in all material respects), and the Seller has duly filed in correct form all federal, state and, to the knowledge of the Seller, local information returns and tax returns, required to be filed by the Seller, with regard to the consolidated tax liability of the Seller and the Target Bank (the "Consolidated Tax") (all such returns being accurate and complete in all material respects). The Target Bank has duly paid or made provisions for the payment of all taxes and other governmental charges which have been incurred or that are due or claimed to be due from the Target Bank, and the Seller has duly paid or made provisions for the payment of all Consolidated Taxes which have been incurred or that are due or claimed to be due from the Seller by federal, state or local taxing authorities (including, without limitation, those due in respect of the Target Bank's and the Seller's properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than taxes or other charges which (a) (i) are not yet delinquent or (ii) are being contested in good faith and (b) have not been finally determined and (c) are described on
Schedule 4.17 hereto. The amounts set up as reserves as shown on the Call Report dated as of December 31, 1995 for the payment of all unpaid federal, state and local taxes, including the Target Bank's share of any Consolidated Tax (including any interest or penalties thereon), whether or not disputed or accrued, through the year ended December 31, 1995 or for any year or period ending prior thereto, and for which the Target Bank may be liable in its own right or as transferee of the assets of, or successor to, any Person are adequate under generally accepted accounting principles and auditing standards and are sufficient to cover all such taxes due. Except as set forth on Schedule
4.17 hereto, there are no disputes pending, or claims asserted, for federal, state or local taxes, including the Target Bank's share of any Consolidated Tax, or assessments upon the Target Bank, nor has the Target Bank given or been requested to give any currently effective waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period.

4.18  LABOR MATTERS.

      As of the date of this Agreement, the Target Bank is not a party to any collective bargaining or labor agreement or union contract, there are no labor or representation negotiations or union organizing efforts pending which involve the Target Bank or any of its employees and there are no charges of unfair labor practices pending or, to the knowledge of the Seller, threatened by or before any governmental authority which involve the Target Bank or any of its present or former employees.

4.19  ENVIRONMENTAL MATTERS.

      The Target Bank is in compliance in all material respects with all environmental laws rules and regulations of the United States of America and of states and localities in which it conducts its business. There is no suit, claim, action or proceeding now or, to the knowledge of the Seller, threatened by any Person (a) for alleged noncompliance with any federal, state or local environmental law, rule or regulation or (b) relating to the discharge or release into the environment of any hazardous material or waste at or on a site owned, leased or operated by the Target Bank.

     For the purposes of this Article 4, all references "to the knowledge of the Seller" shall mean the knowledge of any of the following officers of the Seller and/or the Target Bank: Walter E. Huskins, Jr., Robert A. Miller, Debra
H. Siegel, Lucy Patterson Cox, James K. Hunt, Eric R. Fischer and Linda J.
Lerner.

                                   ARTICLE 5.
                  REPRESENTATIONS AND WARRANTIES OF THE PARENT
                                 AND LAFAYETTE

     Each of the Parent and Lafayette represents and warrants to the Seller and the Target Bank as follows:

5.1   ORGANIZATION, STANDING AND AUTHORITY OF THE PARENT.

     The Parent is a duly organized corporation, validly existing and in corporate good standing under the laws of the State of New Jersey and is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act and has all requisite corporate power, rights and authority to own and lease its properties and assets and to carry on its business as now conducted.

5.2   ORGANIZATION, STANDING AND AUTHORITY OF LAFAYETTE.

      (a) Lafayette is a state-chartered bank and trust company duly organized and validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power, rights and authority and all necessary federal and state authorizations to own and lease its properties and assets and to carry on its business as now being conducted. The deposits of Lafayette are insured by the FDIC's Bank Insurance Fund in accordance with the FDIA, and Lafayette has paid all assessments and filed all reports required by the FDIA.

      (b) Copies of the Charter and By-Laws of Lafayette, as amended to the date hereof and as currently in effect, have been made available to the Seller and are true and complete.

5.3   AUTHORIZED AND EFFECTIVE AGREEMENT.

      (a) Each of the Parent and Lafayette has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Parent and Lafayette. This Agreement constitutes a legal, valid and binding obligation of each of the Parent and Lafayette enforceable against such Person in accordance with its terms, except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and except that enforcement thereof may be subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the availability of equitable remedies.

      (b) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby, nor compliance by the Parent or Lafayette with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Charter or By-Laws of the Parent or Lafayette, (ii) constitute or result in a material breach of any term, condition or provision of, or constitute a material default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any material property or asset of the Parent or Lafayette pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or
(iii) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or Lafayette.

     (c) Except as provided in Section 6.1 hereto and except for consents, approvals, notices, filings or registrations the failure of which to make or obtain would not, individually or in the aggregate prevent the Parent or Lafayette from performing their obligations under this Agreement, no consents or approvals of, notices to or filings or registrations with, any public body or authority are necessary, and no consents or approvals of or notices to any third parties are necessary, in connection with the execution and delivery of this Agreement by the Parent or Lafayette or the consummation by Lafayette of the Merger.

5.4   LEGAL PROCEEDINGS.

      There are no pending or, to the knowledge of the Parent or Lafayette, threatened material Actions against Lafayette, and there are no Actions (regardless of materiality) against Lafayette which, if adversely determined, would prevent Lafayette from consummating the Merger. There are no pending or, to the knowledge of the Parent, threatened Actions against the Parent which, if adversely determined, would, individually or in the aggregate, prevent the Parent or Lafayette from performing their obligations under this Agreement.

5.5   LICENSES, FRANCHISES AND PERMITS; COMPLIANCE WITH LAWS.

      Lafayette holds all licenses, franchises, permits and authorizations required for the lawful conduct of its business except where the failure to so hold any such license, franchise, permit or authorization would be immaterial to Lafayette. Lafayette is in compliance with all laws, statutes, orders, rules and regulations, and published policies or guidelines of any federal, state or local government authority applicable to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Lafayette.

5.6   BROKERS AND FINDERS.

      Neither the Parent nor Lafayette, nor any of their officers, directors, employees or agents has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated hereby, except for legal, accounting and other professional fees payable in connection with the Merger. The Parent and Lafayette will be responsible for the payment of all such fees.

5.7   FINANCING.

      Each of the Parent and Lafayette have, and will have on the Closing Date, available to it capital and cash sufficient to fulfill its obligations hereunder.

5.8   FINANCIAL STATEMENTS.

      (a) The Parent has heretofore delivered to the Seller copies of the consolidated statements of financial condition of the Parent as of December 31, 1993, 1994 and 1995, the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods then ended, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants of the Parent, and the unaudited consolidated statement of condition of the Parent as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six (6) months then ended, as reported in the Parent's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (collectively, the "Parent's Financial Statements"). The Parent's Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of the Parent as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of the Parent for the respective fiscal periods set forth therein.

      (b) The books and records of the Parent and Lafayette are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

      (c) Except as and to the extent reflected, disclosed or reserved against in the Parent's Financial Statements (including the notes thereto), as of June 30, 1996 neither the Parent nor Lafayette had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Parent or Lafayette which were required by generally accepted accounting principles (consistently applied) to be disclosed in the Parent's consolidated statement of condition as of June 30, 1996 or the notes thereto. Since June 30, 1996, neither the Parent nor Lafayette have incurred any liabilities, except in the ordinary course of business and consistent with prudent banking practice.

5.9   ABSENCE OF CERTAIN CHANGES OR EVENTS.

      There has not been any material adverse change in the business, operations, assets or financial condition of the Parent or Lafayette subsidiary since June 30, 1996, and to the best of the Parent's knowledge, no facts or condition exists which the Parent believes will cause such a material adverse change in the future.

5.10  REGULATORY APPROVAL.

      Other than the approval of the FDIC pursuant to the Bank Merger Act, the possible necessity of obtaining a waiver from the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended, and the approval of the Commissioner for the Merger pursuant to the Banking Law of Connecticut, no federal or state regulatory approval will be required in order to consummate the Merger. Neither the Parent nor Lafayette is aware of any reason why the condition set forth in Section 7.1(a) would not be satisfied prior to March 31, 1997.

5.11  AGREEMENTS WITH BANKING AUTHORITIES.

      Neither the Parent nor Lafayette is a party to any commitment, letter (other than letters addressed to regulated depository institutions generally), written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits, which would prohibit the Parent or Lafayette from entering into this Agreement or consummating the Merger or otherwise require the consent of such governmental entity prior to the consummation of the Merger, and neither the Parent nor Lafayette has received written notification from any such federal or state governmental entity that it may be requested to enter into, or otherwise be subject to, any such commitment, letter, written agreement, memorandum of understanding or cease and desist order.

5.12  ADEQUATE CAPITALIZATION.

      As of the date hereof, without giving effect to the transactions contemplated hereby, and following the consummation of the Merger, on a pro forma basis, Lafayette will (a) remain "adequately capitalized", as defined in the FDIA, and (b) meet all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Lafayette, including without limitation, any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator has indicated that it will condition any of the regulatory approvals upon an increase in Lafayette's capital or compliance with any special capital requirement, standard or ratio.

5.13  CRA RATING.

      Lafayette was rated "Outstanding" following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Lafayette has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

                                   ARTICLE 6.
                                   COVENANTS

6.1   APPLICATIONS.

      (a) As promptly as practicable, and in any event not later than thirty
(30) days after the date hereof, the Parent shall submit all requisite applications for prior approval of the transactions contemplated by this Agreement to the Commissioner and the FDIC, as appropriate, and in addition thereto, each of the parties hereto shall, and they shall cause their respective subsidiaries to, as promptly as practicable, submit any other applications, notices or other filings to any other state or federal government regulatory body, department, agency or authority, which is required for consummation of the Merger.

      (b) The Seller and the Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Seller or the Parent, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any government regulatory body, department, agency or authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and government regulatory bodies, departments, agencies or authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

      (c) The Parent and the Seller each represents and warrants to the other that all information concerning it and any of its subsidiaries, directors, officers and shareholders included (or submitted for inclusion) in any application, notice or filing contemplated under this Section 6.1 shall be true, correct and complete in all material respects.

      (d) The Seller and the Parent shall promptly advise each other upon receiving (or upon any of their subsidiaries receiving) any communication from any government regulatory body, department, agency or authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that such requisite approval will not be obtained or that the receipt of such approval will be materially delayed.

6.2   REASONABLE EFFORTS.

     The parties hereto shall each use all reasonable efforts in good faith to
(a) furnish as promptly as practicable such information as may be required in connection with the preparation of the applications, notices or other filings referred to in Section 6.1 above, and (b) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including without limitation using all reasonable efforts to obtain all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities required for the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, neither the Parent nor Lafayette shall have any obligation to refrain from entering into agreements or understandings with respect to further acquisitions, even if such acquisitions could result in a delay in closing the transactions contemplated hereby; provided that in the event that the Closing Date has not occurred prior to March 31, 1997 on account of such further acquisitions by the Parent or Lafayette, then the Parent and Lafayette agree to compensate the Seller for the costs and expenses associated with such delayed Closing through the payment of interest on the Deposit Premium for the period commencing April 1, 1997 through and including the Closing Date. The interest rate per annum for the first calendar quarter or portion thereof during which interest accrues shall be the rate determined by the Seller to be equal to the equivalent coupon issue yield on twenty-six (26) week United States Treasury Bills in effect as of March 31, 1997 as published in The Wall Street Journal; provided, that if no such equivalent coupon issue yield is available as of March 31, 1997, the equivalent coupon issue yield for such Treasury Bills most recently published in the Wall Street Journal prior to March 31, 1997 shall be used. Thereafter, in subsequent calendar quarters, the rate shall be adjusted to the rate determined by the Seller to be equal to the equivalent coupon issue yield on such Treasury Bills in effect as of the first day of each succeeding calendar quarter during which interest accrues as published in the Wall Street Journal, plus one hundred (100) basis points. The payment of interest pursuant to this Section 6.2 shall be the only compensation payable to the Seller for a delayed Closing resulting from further acquisitions by the Parent or Lafayette, unless otherwise provided in Article 8 hereof. The parties hereto shall use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the abilities of the parties to consummate the transactions contemplated hereby. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

6.3   CONDUCT OF BUSINESS OF THE TARGET BANK PENDING CLOSING.

      (a) During the period from the date of this Agreement to the Closing Date, except with the consent of Parent (which consent shall be deemed to have been given upon the passage of five (5) business days following written notice from the Seller to the Parent of the proposed action or inaction by the Target Bank unless the Parent shall object in writing to the Seller within such five (5) day period), the Target Bank shall:

          (i) maintain its corporate existence and good standing, except where any failure to maintain such good standing does not or would not have a Material Adverse Effect on the Target Bank;

         (ii) conduct its business and engage in transactions only in the ordinary course and consistent with prior practice, except that the Target Bank may carry out the transactions described in Schedule 6.3 hereto;

        (iii) use all reasonable efforts to maintain and keep its properties in as good repair and condition in all material respects as they presently exist, except for ordinary wear and tear and damage due to casualty;

         (iv) use all reasonable efforts to maintain in full force and effect insurance generally comparable in amount and in scope of coverage to that now maintained by it;

         (v) comply with and perform in all material respects its obligations and duties (A) under contracts, leases and documents relating to or affecting its assets, properties and business and (B) imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, judicial orders, judgments, decrees and similar determinations; and

        (vi) use all reasonable efforts to preserve its business organization intact and the goodwill of those having business relationships with the Target Bank or any of the Target Bank's subsidiaries.

     (b) The Target Bank agrees that from the date of this Agreement to the Closing Date, except as otherwise permitted or required by this Agreement, or consented to by the Parent (which consent shall be deemed to have been given upon the passage of five (5) business days following written notice from the Seller to the Parent of the proposed action by the Target Bank unless the Parent shall object in writing to the Seller within such five (5) day period), the Target Bank shall not:

        (i)  change any provision of its Charter or By-Laws;

       (ii) change the number of shares of its authorized or issued capital stock;

      (iii) issue or grant any Rights relating to its authorized or issued capital stock or any securities convertible into shares of such stock;

       (iv) split, combine or reclassify any shares of its capital stock;

        (v) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except as set forth on Schedule 6.3 hereto;

       (vi) purchase,    redeem,   retire   or   otherwise acquire, or
      hypothecate, pledge or otherwise encumber,any shares of its capital stock;

      (vii) except as set forth on Schedule 6.3 hereto, grant any severance, reduction in force, separation or termination pay (other than pursuant to written agreements or policies of the Target Bank in effect on the date of this Agreement) to, or enter into any agreement which would grant severance, reduction in force, separation or termination pay, employment agreement or plan or deferred compensation, non-competition, bonus, stock option, profit-sharing, retirement or incentive plan or any other similar plan with, any of its officers or directors, or, except as required by applicable law or regulation, renew, amend or modify any such agreement, arrangement or plan now in existence or increase the compensation payable to or grant bonuses to any of its directors, officers or other employees other than merit increases or incentive payments to employees in accordance with past practices and general increases to employees as a class in accordance with past practice or as required by law;

      (viii) make any capital expenditures other than planned capital expenditures in accordance with the Target Bank's budgeting procedures (copies of which procedures have been furnished to the Parent and Lafayette prior to the date hereof), and other than expenditures reasonably necessary to maintain existing assets in good repair;

       (ix) make application for the opening or closing of, or opening or closing, any branch offices;

        (x) except as otherwise expressly permitted under this Agreement, undertake or enter into any contract or other commitment (excluding (A) any new commitment to extend credit involving not more than $250,000 or
      (B) any present commitment to extend credit or any refinancing or extension thereof, which in each such case is extended or entered into in the ordinary course of business) involving an aggregate payment by the Target Bank under any such contract or commitment of more than $250,000 in any twelve (12) month period;

        (xi) take any action that would result in the representations and warranties of the Seller or the Target Bank contained in this Agreement not being true and correct on the date of this Agreement or as of the Closing Date;

       (xii) merge with or into, consolidate with, affiliate with, or purchase or acquire, any other Person, or permit any other Person to be merged or consolidated with it or be purchased or acquired by it, or except to realize upon collateral and except for purchases or sales of loans in the ordinary course of its business or as otherwise expressly permitted under this Agreement, acquire all or any portion of the assets of any other Person, or sell all or any portion of its assets;

       (xiii) make any change in its accounting methods or practices, other than changes in accordance with generally accepted accounting principles or as required by law or regulation and other than as set forth on
      Schedule 6.3 hereto; or

       (xiv) agree to do or announce an intention to agree to do any of the foregoing.

6.4   CURRENT INFORMATION.

      (a) During the period from the date of this Agreement to the Closing Date, the Seller will cause one or more of its or the Target Bank's designated representatives to confer on a regular basis with representatives of the Parent and to report to the Parent the general status of the ongoing operations of the Target Bank. The Seller will promptly notify the Parent of any material change in the business, operations, properties, securities, assets or financial condition of the Target Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant pending or threatened litigation involving the Target Bank and will keep the Parent fully informed of such events.

      (b) The Parent and the Seller will each promptly notify the other after senior management of the Parent or the Seller, as the case may be, receives notice of any condition or event which would constitute a violation of the terms and conditions of this Agreement.

      (c) In the event that either the Parent or the Seller determines that a condition to its obligations to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the other party.

6.5   ACCESS TO PROPERTIES AND RECORDS.

      The Seller and the Target Bank shall permit the Parent and Lafayette reasonable access (during normal business hours) during the period prior to the Closing Date to the properties of the Target Bank, and shall disclose and make available to the Parent and Lafayette all books, papers and records relating to the Seller's ownership or control of the capital stock of the Target Bank, or the Target Bank's properties, operations, obligations and liabilities, including, but not limited to, all of the Target Bank's books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, Charter, By-Laws, material contracts and agreements, loan files, filings with any regulatory authority, litigation files, plans affecting employees of the Target Bank, and any other business activities of the Target Bank. The Seller shall not be required to provide access to or to disclose information which does not relate to the Target Bank or where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other Person, would jeopardize the attorney-client privilege of the Seller or the Target Bank, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. All information disclosed by the Seller to the Parent or Lafayette pursuant to this
Section 6.5 shall be subject to the Confidentiality Agreement.

6.6   EMPLOYMENT AND EMPLOYEE BENEFITS AFTER THE CLOSING.

      (a) Other than Walter E. Huskins, Jr., who shall resign from his position as Acting President of the Target Bank on the Closing Date, the Parent and Lafayette agree that the Surviving Bank will employ all employees who were employed by the Target Bank on the Closing Date ("Bank Employees"), including those Bank Employees working part-time, or who are on vacation, absent due to a sick or personal day, family leave or workers' compensation claim. The rate payable by the Surviving Bank to each Bank Employee shall be at a rate no less than the applicable base salary in effect at the Target Bank for such Bank Employee on the Closing Date. The Surviving Bank shall have no obligation to retain any Bank Employee for any length of time after the Closing Date, provided that in the event that the Surviving Bank elects to discharge any Bank Employee, it shall be responsible for providing such Bank Employee with the severance benefits set forth in Schedule 6.6 hereto. The Surviving Bank shall not adopt or assume any obligations under the Seller's Severance Pay Plan.

      (b) On the Closing Date, all Bank Employees will be immediately vested in benefits theretofore accrued on their behalf under any employee benefit plan maintained by the Seller. The Seller shall remain solely responsible for the payment of all accrued benefits to employees in accordance with the terms of any benefit plan of the Seller with respect to periods of employment ending prior to the Closing Date. The Surviving Bank assumes responsibility for any employee benefits payable to Bank Employees from and after the Closing Date.

      (c) (i) All Bank Employees will be eligible to participate in all employee benefit plans which the Surviving Bank makes available to its own employees. The Parent and Lafayette agree that, to the extent not prohibited by any employee benefit plan maintained by the Surviving Bank, it will cause the Surviving Bank to give all Bank Employees credit for service with the Seller and the Target Bank (and with predecessors of the Seller and the Target Bank, in the event that the Seller and the Target Bank gave such employee credit for such service) as constituting service with the Surviving Bank in connection with any waiting periods or other service requirements which determine (A) eligibility for participation, (B) schedule for vesting rights and/or (C) differential benefits (but not for funding retroactively for time served with the Seller) under or with respect to any of the Surviving Bank's pension, thrift, employee stock ownership (or similar) plans, vacation allotment, sick leave, health, life, disability or other insurance or any other similar pension or other benefits; provided, however, that no credit will be given for benefit accrual purposes. Without limiting the foregoing, the Parent and Lafayette agree that the Surviving Bank shall not treat any Bank
Employee as a new employee for purposes of any exclusion under any health or similar plan of the Surviving Bank for any preexisting medical condition.

          (ii) To the extent that the Surviving Bank provides any Bank Employee with benefit or other plans and such plans permit roll-overs, the Parent and Lafayette agree that the Surviving Bank shall allow Bank Employees to roll over into such plans any proper distributions or contributions received from the Seller or its plans. The Seller shall transfer the account balances in the Seller's 401(k) plan attributable to the Bank Employees to the Surviving Bank's 401(k) Plan as soon as practicable following the Closing Date. Both the Surviving Bank and the Seller shall amend their respective 401(k) plans and complete such other actions that may be required to complete the transfer.

6.7   NO SOLICITATION.

      Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.1 hereof, neither the Seller nor the Target Bank shall, directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, any Person (other than the Parent or any of its affiliates or representatives) concerning any merger involving the Target Bank, sale of all or substantially all of the Target Bank's assets, sale of shares of capital stock issued by the Target Bank or similar transaction involving the Target Bank (a "Business Combination").
The Seller will promptly communicate to the Parent the terms of any proposal or inquiry relating to a Business Combination and the identity of the Person making such proposal or inquiry which it may receive in respect of any such transaction.

6.8   PUBLIC ANNOUNCEMENTS; NOTICES TO EMPLOYEES; COMMUNICATIONS WITH CUSTOMERS.

      (a) From the date of this Agreement to the Closing Date, none of the parties hereto shall make or send a Public Announcement unless the other party shall have first been afforded reasonable opportunity to review and comment on the text of such Public Announcement prior to the delivery of the same; provided, however, that nothing in this Section shall prohibit any party hereto from making any Public Announcement which its legal counsel deems necessary under law, if it makes a good faith effort to obtain the other party's comment to the text of the Public Announcement before making it public.

      (b) From the date of this Agreement to the date on which the condition precedent set forth in Section 7.1(a) hereof shall have been met, except with the prior consent of the Seller, which consent shall not be unreasonably withheld, neither the Parent nor Lafayette shall communicate directly with employees of the Target Bank regarding this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Parent and Lafayette shall be permitted to interview employees of the Target Bank within the thirty
(30) day period prior to the Closing Date for the purpose of determining whether or not the Surviving Bank will retain such employees and may advise any such employee that he or she has a position with the Surviving Bank. The Parent and Lafayette shall be solely responsible for any acts or omissions made by them in connection with interviewing the Target Bank's employees and agree to indemnify and hold the Seller and the Target Bank harmless from and against any claim, liability, losses, costs or expenses, including reasonable attorneys' fees, resulting or arising from any acts or omissions made by the Parent or Lafayette in connection with said interviews. Further, from the date of this Agreement to the date which is seven (7) days prior to the Closing Date, except with the prior consent of the Seller, which consent shall not be unreasonably withheld, neither the Parent nor Lafayette shall communicate directly with any of the customers of the Target Bank regarding this Agreement or the transaction contemplated hereby, it being understood that the Seller shall have the right to review and comment on any such communication prior to the delivery thereof. The prohibition on communications shall not prohibit (i) advertising, promotional campaigns, market surveys, face-to-face solicitations made at the Parent's premises or other similar activities which are conducted in the ordinary course of the Parent's business and not specifically targeted at the Seller's or the Target Bank's customers or (ii) communications with customers who as of the date of such communication are also customers of the Parent or Lafayette, provided that such communication relates solely to such customer's relationship with the Parent or Lafayette and does not directly or indirectly concern such customer's relationship with the Seller or the Target Bank. From the date hereof through the Closing Date, the Parent, Lafayette, the Seller and the Target Bank shall cooperate with one another in order to facilitate a smooth transition of customer service and employee relationships at the Closing.

6.9   USE OF NAME "UST", "UST BANK" AND "USTRUST".

      From and after the Closing Date, neither the Parent nor the Surviving Bank shall, and the Parent shall cause its Affiliates not to, use the name "UST", "UST Bank", "USTrust" or any derivative thereof, except that the Surviving Bank may refer to itself as "successor by merger to UST Bank/Connecticut". Notwithstanding the foregoing, none of the Parent, the Surviving Bank or any Affiliate thereof shall use the name "UST", "UST Bank", "USTrust" or any derivative thereof in any advertisement or for any marketing purpose.

6.10  TAXES.

      (a) The Seller shall prepare and timely file or cause to be prepared and timely filed any Tax Return (as hereinafter defined) of or including the Target Bank (which term, for purposes of this Section 6.10, includes each subsidiary of the Target Bank), including any amendments thereto, for any Taxable Year (as hereinafter defined) ending on or before the Closing Date and shall pay all Taxes with respect to the Target Bank for any such Taxable Year. The Seller shall provide the Parent or the Surviving Bank, as the case may be, with copies of all relevant sections of Tax Returns pertaining to the Target Bank for any such Taxable Year which has not been completely closed by expiration of the applicable statute of limitations.

      (b) The Parent shall be, or shall cause the Surviving Bank to be, responsible for the preparation and filing of all Tax Returns of the Surviving Bank with respect to any Taxable Year ending after the Closing Date, and the Parent shall, or shall cause the Surviving Bank to, pay all Taxes with respect to the Surviving Bank for such Taxable Years.

      (c) Upon the commencement of any action, proceeding, or audit by any taxing authority (whether federal, state, provincial, municipal, or local) for the assessment or collection of any Taxes relating to a Tax Return for any Taxable Year, the Seller shall promptly notify the Surviving Bank or the Parent of such commencement of action, proceeding, or audit. The Seller shall then fully cooperate with and allow the Parent or the Surviving Bank to fully participate in any such action, proceeding, or audit, the outcome of which could adversely affect the tax liability of the Surviving Bank or the Parent.

      (d) For the purposes of this Section 6.10, the following terms shall have the following meanings:

           "Short Taxable Year" shall mean any Taxable Year that with respect to the Target Bank ends on the Closing Date by reason of the Merger.

           "Tax Returns" shall mean all reports, estimates, information statements, declarations and returns relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any federal, state, local or foreign government taxing authority.

           "Taxable Year" shall mean any taxable year or any other period which is treated as a taxable year (including any Short Taxable Year) with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

           "Tax" or "Taxes" shall mean all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, alternative minimum taxes, estimated taxes, value added taxes, license taxes, environmental taxes, windfall profits taxes, import duties, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation taxes, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

6.11  TRANSITION MATTERS.

      During the period from the date hereof through the Closing Date, the Seller shall, or shall cause its Affiliates to, continue to provide the Target Bank with those services which it (or such Affiliate) has historically provided to the Target Bank. The parties hereto agree to use all reasonable efforts to arrange for the prompt and efficient transition of the provision of such services, so that the Surviving Bank will not require post-Closing services from the Seller, provided that in the event that the conversion of the Target Bank's data processing, loan servicing, accounting and treasury operations (excluding payroll) (collectively, the "Services") to the Surviving Bank cannot be accomplished by the Closing Date, the parties agree to negotiate in good faith and enter into a written agreement with respect to the provision of such Services to the Surviving Bank for a period of time after the Closing Date (which period shall in no event exceed one (1) year) (the "Conversion Period") upon such terms and conditions as are customary for third-party servicing agreements. The parties hereto agree that until February 28, 1997, the rate payable for the Services shall remain that set forth in the Data Services Agreement and in the other intercompany agreements that are currently in effect between the Target Bank and its Affiliates, and that thereafter the rate payable for such Services shall be at a market rate to be determined by the parties hereto, which rate shall in no event exceed one hundred twenty-five percent (125%) of the aggregate rate set forth in the current Data Services Agreement and intercompany agreements. The aforementioned agreement shall also contain an agreement from the Surviving Bank that the Conversion Period shall not end during the period during which the Seller conducts the conversion onto its systems of the deposits and loan servicing acquired from The First National Bank of Boston and its Affiliate, BayBank, N.A., pursuant to a Purchase and Assumption Agreement dated as of June 18, 1996, as from time to time amended, provided, that such "black-out" period shall not extend beyond January 15, 1997.

                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

7.1   CONDITIONS PRECEDENT - GENERAL.

      The respective obligations of the parties hereto to effect the Merger shall be subject to satisfaction of the following conditions at or prior to the Closing Date, neither of which may be waived by the parties hereto:

      (a) All necessary approvals, authorizations and consents of all governmental agencies or authorities required to consummate the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all waiting periods relating to such approvals, authorizations or consents shall have expired; and

      (b) Neither the Seller nor the Parent nor any of their subsidiaries shall be subject to any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated by this Agreement.

7.2   CONDITIONS PRECEDENT - THE PARENT AND LAFAYETTE.

      The obligations of the Parent and Lafayette to effect the Merger shall be subject to satisfaction of the following additional conditions on or prior to the Closing Date unless waived by the Parent pursuant to Section 8.4 hereof:

      (a) The representations and warranties of the Seller and the Target Bank set forth in Article 4 hereof shall be true and correct as of the date of this Agreement and shall continue to be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by the Parent;

      (b) The Seller and the Target Bank shall have performed in all material respects all of the obligations and complied in all material respects with all covenants required by this Agreement;

      (c) The Seller shall have delivered to the Parent a certificate, dated the Closing Date and signed by an executive officer of the Seller, to the effect that the conditions set forth in this Section 7.2 have been satisfied;

      (d) Each of the Seller and the Target Bank shall have delivered to the Parent copies of (i) all records, certified by its Clerk or Secretary or Assistant Clerk or Assistant Secretary to be true and complete on and as of the Closing Date, of all corporate action taken to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and (ii) the incumbency and signature of officers executing this Agreement;

      (e) The Target Bank shall have sold all of the participations held by it in loans extended by the Seller or any Affiliate of the Seller, and the Target Bank shall have purchased all participations held by the Seller or an Affiliate of the Seller in loans extended by the Target Bank, as contemplated by Schedule
6.3 hereto;

      (f) The Seller shall have assumed in writing all of the obligations of the Target Bank under the Directors Deferred Compensation Program maintained by the Target Bank and shall have released the Parent and the Target Bank from all such obligations;

      (g) The Target Bank and its subsidiaries shall have received the resignations of the Target Bank's Acting President and of any of their respective directors not selected by the Parent to serve as directors of the Surviving Bank after the Closing Date;

     (h) At the Closing, the Parent shall have received from general counsel to the Seller an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Parent and its counsel, to the effect that the Seller is a bank holding company duly incorporated under the laws of the Commonwealth of Massachusetts and the Target Bank is a duly formed state-chartered Connecticut bank and trust company and each of them has all requisite corporate power, has taken all necessary corporate action and has received all necessary regulatory and other approvals to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and that this Agreement and the performance hereof are the valid and binding obligations of the Seller and the Target Bank enforceable against them in accordance with their terms (subject to the traditional exceptions) and not inconsistent with the Charter or By-Laws of the Seller or the Target Bank or any applicable laws;

      (i) The Seller or one of its Affiliates shall have purchased the JMS Loan from the Target Bank for the purchase price set forth on Schedule 6.3 hereto; and

      (j) The Seller and the Target Bank shall have furnished the Parent with such further certificates, documents or other materials as the Parent shall have reasonably requested with respect to the transactions contemplated hereby.

7.3   CONDITIONS PRECEDENT - THE SELLER AND THE TARGET BANK.

      The obligations of the Seller and the Target Bank to effect the Merger shall be subject to satisfaction of the following additional conditions on or prior to the Closing Date unless waived by the Seller pursuant to Section 8.4 hereof:

      (a) The representations and warranties of the Parent and Lafayette set forth in Article 5 hereof shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by the Seller or except where such inaccuracy would not, individually or in the aggregate, materially adversely affect the Parent's or Lafayette's ability to consummate the transactions contemplated by this Agreement;

     (b) The Parent and Lafayette shall have in all material respects performed all obligations and complied with all covenants required by this Agreement;

     (c) The Parent shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by an executive officer of the Parent to the effect that the conditions set forth in this Section 7.3 have been satisfied;

     (d) Each of the Parent and Lafayette shall have delivered to the Seller copies of (i) all records, certified by its Clerk or Secretary to be true and complete on and as of the Closing Date, of all corporate action taken to authorize the execution, delivery and performance of this Agreement and (ii) the incumbency and signature of officers executing this Agreement;

     (e) At the Closing, the Seller shall have received from general counsel to the Parent, an opinion dated as of the Closing Date, in form and substance reasonably satisfactory to the Seller and its counsel, to the effect that the Parent is a bank holding company duly incorporated under the laws of the State of New Jersey and Lafayette is a duly formed Connecticut state-chartered bank and trust company, and each of them has all requisite corporate power, has taken all necessary corporate action and has received all necessary regulatory and other approvals to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, and that this Agreement and the performance hereof are the valid and binding obligations of the Parent and Lafayette enforceable against them in accordance with their terms (subject to the traditional exceptions) and not inconsistent with the Charter or By-Laws of the Parent or Lafayette or any applicable laws; and

     (f) The Parent and Lafayette shall have furnished the Seller with such further certificates, documents or other materials as the Seller shall have reasonably requested with respect to the transactions contemplated hereby.

                                   ARTICLE 8.
                       TERMINATION, WAIVER AND AMENDMENT

8.1   TERMINATION.

      This Agreement may be terminated:

      (a) at any time on or prior to the Closing Date, by the mutual consent in writing of the parties hereto;

      (b) at any time on or prior to the Closing Date, by either party hereto in writing, if (i) the other party has, in any material respect, breached any covenant or agreement contained herein or (ii) any material representation or warranty of the other party contained herein is or becomes inaccurate or misleading, and in either case if such breach or inaccuracy has not been cured or otherwise corrected within forty-five (45) days after the date on which written notice of such breach or inaccuracy is given to the party committing such breach and, in the reasonable judgment of the party terminating this Agreement, cannot be cured or otherwise corrected by the close of business on March 31, 1997;

      (c) at any time prior to the Closing Date, by either party hereto in writing, if any of the applications for prior approval referred to in Section
6.1 hereof is denied, and the time period for appeals and requests for reconsideration has run; or

      (d) by either party hereto in writing, if the Closing Date has not occurred by the close of business on March 31, 1997.

8.2   EFFECT OF TERMINATION.

      In the event this Agreement is terminated pursuant to Section 8.1 hereof, this Agreement shall become null and void and have no further force or effect, except that (a) the provisions relating to confidentiality and expenses set forth respectively in Sections 6.5 and 9.1 shall survive any such termination, and (b) a termination pursuant to Section 8.l(b) shall not relieve a party from liability for a willful breach or misrepresentation, in which case the breaching or misrepresenting party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching or non-misrepresenting party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

8.3  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION.

     (a) Except as otherwise specifically provided in this Agreement, all representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing and any investigation or inquiry made by any of the parties hereto, although any claim for a breach of any such representation, warranty, covenant or other agreement must be made within the following periods:

           (i) with respect to the matters addressed in Section 4.17, prior to the lapse of time within which federal, state or local taxing authorities are entitled to assert any tax liability on the part of the Target Bank for tax periods ending at or prior to the Closing Date; and

           (ii) with respect to all representations, warranties, covenants and agreements not specified in clause (i) above, within one (1) year after
      (A) the Closing Date or (B) with respect to any breach of covenant, the date such covenant was required to be performed, as the case may be.

      The representations, warranties and covenants and other agreements made herein will terminate upon the expiration of the applicable period set forth above during which a claim based upon such representation, warranty, covenant or other agreement may be made.

      (b) The Seller agrees to indemnify the Parent and the Surviving Bank (and their directors, officers, agents and employees) against, and the Parent and the Surviving Bank agree to indemnify the Seller (and its directors, officers, agents and employees) against, and each of them agrees to protect, to defend and to hold harmless the other (and the other's directors, officers, agents and employees) from all Damages arising out of or resulting from any inaccuracy in, or breach of, any of the representations, warranties, covenants or other agreements of each of them contained herein or in any certificate or instrument delivered in connection herewith, which inaccuracy or breach is asserted and a claim for indemnification with respect thereto is made within the applicable survival period set forth in Section 8.3(a); provided, however, that unless a claim for Damages is brought on account of a misrepresentation set forth in
Section 4.17 hereto or a failure to comply with the provisions of Section 6.10 hereto, no Damages incurred by either party shall give rise to a claim for indemnification by such party unless such Damages aggregate more than $150,000 and then only to the extent of such excess. The parties hereto hereby acknowledge and agree that, in case of a disagreement with the calculation of the Purchase Price or any component thereof, the sole remedy of the parties hereto shall be as set forth in Section 3.3 hereto and no claim for indemnification shall be available therefor under this Section 8.3.

     (c) In any case under this Agreement where one party has indemnified the other against any claim or legal action, indemnification shall be provided in accordance with the procedure outlined below:

           (i) Provided that prompt notice is given of a claim or suit for which indemnification might be claimed, unless the failure to provide such notice does not prejudice the interests of the party to whom such notice is to be provided, the indemnifying party promptly will defend, contest, or otherwise protect against any such claim or suit at its own cost and expense.

           (ii) The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter, provided that the indemnifying party may only settle or compromise the matter subject to indemnification without the consent of the indemnified party if such settlement includes a complete release of all indemnified parties as to the matters in dispute and provided further that the indemnified party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

         (iii) In the event the indemnifying party fails to timely defend, contest, or otherwise protect against any such claim or suit, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party undertakes the defense of such matter, the indemnified party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party and reasonable costs of providing assistance.

         (iv) The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the indemnifying party may pay or be required to pay by way of indemnification hereunder, provided that the indemnified party shall not be required to file a claim with its insurers as to any matter subject to indemnification. The indemnified party shall protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.

8.4   WAIVER.

      Except with respect to any required regulatory approval, each party hereto, by written instrument signed by an executive officer of such party, may at any time extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (a) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (b) compliance with any of the covenants, undertakings or agreements of the other party, or satisfaction of any of the conditions precedent to its obligations, contained herein or (c) the performance by the other party of any of its obligations set out herein.

8.5   AMENDMENT OR SUPPLEMENT.

      This Agreement may be amended or supplemented at any time by mutual written agreement of the Parent, Lafayette, the Seller and the Target Bank.

                                   ARTICLE 9.
                                 MISCELLANEOUS

9.1   EXPENSES.

      Except as provided by Section 8.3 hereof or otherwise agreed in writing by the parties hereto, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel.

9.2   ENTIRE AGREEMENT, ETC.

      (a) This Agreement and the Confidentiality Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral; provided, that upon the consummation of the Merger the Confidentiality Agreement shall terminate.

     (b) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Except as provided by Section 8.3 hereof, nothing in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any party other than the parties hereto and their respective successors and permitted assigns.

9.3   NO ASSIGNMENT.

      Neither of the parties hereto may assign any of its rights or obligations under this Agreement to any other person without the other party's express written consent.

9.4   NOTICES.

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopy, telex, cable or telegram, by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

      If to the Seller or the Target Bank:

           UST Corp.
           40 Court Street
           Boston, Massachusetts 02108
           Attention: Neal F. Finnegan
           Facsimile No.: (617) 726-7320

      With required copies to:

           UST Corp.
           40 Court Street
           Boston, Massachusetts 02108
           Attention: Eric R. Fischer, Esq.
           Facsimile No.: (617) 726-7320
and to:

           Bingham, Dana & Gould LLP
           150 Federal Street
           Boston, Massachusetts 02110
           Attention: Neal J. Curtin, Esq.
                          and
                      Maria M. Park, Esq.
           Facsimile No.: (617) 951-8736

      If to the Parent or Lafayette:

           HUBCO, Inc.
           1000 MacArthur Boulevard
           Mahwah, New Jersey 07430
           Attention:Kenneth T. Neilson
           Facsimile No.: 201-236-6169

      With a required copy to:

           Pitney, Hardin, Kipp & Szuch
           200 Campus Drive
           Florham Park, New Jersey 07932
           Attention:Michael W. Zelenty, Esq.
           Facsimile No.: (201) 966-1550

     A party may change its address for notice purposes by written notice to the other party hereto.

9.5   CAPTIONS.

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

9.6   COUNTERPARTS.

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

9.7   GOVERNING LAW.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.

9.8   SEVERABILITY.

      In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties hereto shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

9.9   SPECIFIC ENFORCEABILITY.

      The parties hereto recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of either of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a sealed instrument by their duly authorized officers as of the day and year first above written.

                                   UST CORP.



                          By:_________________________________
                               Name:
                               Title:


                          UST BANK/CONNECTICUT



                          By:_________________________________
                               Name:
                               Title:


                                  HUBCO, INC.



                          By:_________________________________
                               Name:
                               Title:


                          LAFAYETTE AMERICAN BANK AND TRUST
                                    COMPANY



                          By:_________________________________
                               Name:
                               Title:

      The undersigned being the majority of the directors of Lafayette Bank and Trust Company hereby authorize and consent to the Merger in accordance with this Agreement and Plan of Merger:



`                             ___________________________________


                              ___________________________________


                              ___________________________________


`                             ___________________________________


                              ___________________________________


                              ___________________________________


                              ___________________________________

      The undersigned being the majority of the directors of UST
Bank/Connecticut hereby authorize and consent to the Merger in accordance with this Agreement and Plan of Merger:



                              ___________________________________


                              ___________________________________


                              ___________________________________


                              ___________________________________


                              ___________________________________